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			 Exhibit 99.1 - PRESS RELEASE




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FOR IMMEDIATE RELEASE				  February 14, 1997

Contact:	Amy L. Timmerman, Investor Relations - 617-221-6396
		John A. Simas, SVP and CFO - 617-221-6307
		FAX: (617) 221-7594

BostonFed Bancorp, Inc. announces completion of the acquisition of Broadway Capital Corp. and intention to repurchase up to 5% of outstanding common stock.

Burlington, MA.- BostonFed Bancorp, Inc. (AMEX- BFD) ("Company") today announced it completed as of the close of business on February 7, 1997, the acquisition of Broadway Capital Corp., ("Broadway"), the holding company of Broadway National Bank, Chelsea, Massachusetts, pursuant to the Agreement And Plan Of Merger By And Between BostonFed Bancorp, Inc. and Broadway Capital Corp., dated as of the 20th of September, 1996. The total purchase price amounted to approximately
$22 million in cash. The transaction adds two banking offices north of Boston, increasing the Company's total to 10 full service offices in the suburban area of greater Boston.

The purchase of Broadway Capital Corp., with assets of approximately $120 million, brings the Company's total assets to approximately $940 million. The transaction was recorded as a purchase, with the resulting goodwill amounting to approximately $3 million. The purchase amounts to approximately 115% of Broadway's book value on the acquisition date. The premium over book value amounted to approximately 3% of Broadway's savings deposits at January 31, 1997.

In announcing the completion of the acquisition, the Company's Chairman and CEO David F. Holland stated, "We expect the transaction to be immediately accretive to earnings per share and consistent with our goal of enhancing shareholder value."

Additionally, the Company announced it has received a no objection from the Office of Thrift Supervision, of its intent to repurchase up to 313,015 shares, or 5% of its outstanding common stock, commencing as soon as practicable. Pursuant to this repurchase program, the shares will be purchased by the Company from time to time, depending upon market conditions, in open market transactions, provided that the repurchase program is completed by no later than October 24, 1997. This is the second stock repurchase program undertaken by the Company.

Mr. Holland stated, "We believe this second repurchase program will further enhance shareholder value as such repurchases are anticipated to have a positive effect on the earnings per share."